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                                                                    EXHIBIT 23.1

The Board of Directors
Casa Ole Restaurants, Inc.

     We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Casa Ole Restaurants, Inc. of our report dated March 8, 1999, relating to the consolidated balance sheets of the Casa Ole Restaurants, Inc. as of December 28, 1997 and January 3, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for the three fiscal-year period ended January 3, 1999, which report appears in the January 3, 1999 Annual Report on Form 10-K of Casa Ole Restaurants, Inc.


KPMG LLP


Houston, Texas
April 1, 1999